Exhibit 99.1

VIVANI MEDICAL, INC.

PLAN OF CONVERSION

This Plan of Conversion (this “Plan”) sets forth certain terms of the conversion of Vivani Medical, Inc. (f/k/a Second Sight Medical Products, Inc.), a California corporation (the “California Corporation”), to a Delaware corporation (the “Delaware Corporation”), pursuant to the terms of the California Corporations Code (as amended, “CCC”) and the General Corporation Law of the State of Delaware (as amended, the “DGCL”).

WITNESSETH:

WHEREAS, the California Corporation was incorporated on May 22, 2003;

WHEREAS, upon the terms and subject to the conditions set forth in this Plan, and in accordance with Section 1152 of the CCC and Section 265 of the DGCL, the California Corporation will be converted to a Delaware Corporation;

WHEREAS, the board of directors of the California Corporation (the “Board”) has unanimously (i) determined that the Conversion (as defined below) is advisable and in the best interests of the California Corporation and its stockholders and (ii) approved and adopted this Plan, the Conversion, and the other documents and transactions contemplated by this Plan, including the Articles of Incorporation and the Bylaws of the Delaware Corporation, the California Certificate of Conversion and the Delaware Certificate of Conversion (as each is defined below);

WHEREAS, the stockholders of the California Corporation have approved the principal terms of this Plan and the Conversion ; and

WHEREAS, in connection with the Conversion, at the Effective Time (as hereinafter defined), each share of Common stock, no par value per share (the “California Common Stock”), of the California Corporation issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one share of Common stock, par value $0.0001 per share (the “Delaware Common Stock”), of the Delaware Corporation.

The mode of carrying out the Conversion into effect shall be as described in this Plan.

ARTICLE I

THE CONVERSION

1.1    Conversion.   At the Effective Time (as hereinafter defined), the California Corporation will be converted to the Delaware Corporation, pursuant to, and in accordance with, Section 1152 of the CCC and Section 265 of the DGCL (the “Conversion”), whereupon the California Corporation will continue its existence in the organizational form of the Delaware Corporation, which will be subject to the laws of the State of Delaware. The Board and the stockholders of the California Corporation have approved and adopted this Plan, the Conversion, and the other documents and transactions contemplated by this Plan, including the Certificate of Incorporation and Bylaws of the Delaware Corporation, the California Certificate of Conversion and the Delaware Certificate of Conversion.

1.2    Certificate of Conversion.   The California Corporation shall file a certificate of conversion in the form attached hereto as Exhibit A (the “California Certificate of Conversion”) with the Secretary of State of the State of California (the “California Secretary of State”) and shall file certificate of conversion in the form attached hereto as Exhibit B (the “Delaware Certificate of Conversion”) with the Secretary of State of the State of Delaware, and the California Corporation or the Delaware Corporation , as applicable, shall make all other filings or recordings required by the CCC or DGCL in connection with the Conversion.

1.3    Effective Time.   The Conversion will become effective upon the filing of the California Certificate of Conversion with the California Secretary of State and the Delaware Certificate of Conversion filed with the Delaware Secretary of State or at such later time as specified in the California Certificate of Conversion and the Delaware Certificate of Conversion (the “Effective Time”).

ARTICLE II

ORGANIZATION

2.1    Delaware Governing Documents.   At the Effective Time, the Certificate of Incorporation and Bylaws of the Delaware Corporation, in the form attached hereto as Exhibits C and D (the “Delaware Governing Documents”), shall govern the Delaware Corporation until amended and/or restated in accordance with the Delaware Governing Documents and applicable law.

2.2    Directors and Officers.   From and after the Effective Time, by virtue of the Conversion and without any further action on the part of the California Corporation or its stockholders, the members of the Board and the officers of the California Corporation holding their respective offices in the California Corporation existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board and officers of the Delaware Corporation.

ARTICLE III

EFFECT OF THE CONVERSION

3.1    Effect of Conversion.   At the Effective Time, the effect of the Conversion will be as provided by this Plan and by the applicable provisions of the CCC and the DGCL. Without limitation of the foregoing, for all purposes of the laws of the State of California, all of the rights, privileges and powers of the California Corporation, and all property, real, personal and mixed, and all debts due to the California Corporation, as well as all other things and causes of action belonging to the California Corporation, shall remain vested in the Delaware Corporation and shall be the property of the Delaware Corporation, and all debts, liabilities and duties of the California Corporation shall remain attached to the Delaware Corporation, and may be enforced against the Delaware Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Delaware Corporation.

3.2    Conversion of Shares.   At the Effective Time, by virtue of the Conversion and without any further action on the part of the California Corporation or the stockholders, each share of California Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into one share of Delaware Common Stock.

ARTICLE IV

MISCELLANEOUS

4.1    Abandonment or Amendment.   At any time prior to the filing of the Certificate of Conversion with the California Secretary of State, the Board may abandon the proposed Conversion and terminate this Plan to the extent permitted by law or may amend this Plan.

4.2    Captions.   The captions in this Plan are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Plan.

4.3    Tax Reporting.   The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Conversion is hereby adopted as a “plan of reorganization” for purposes of Section 368(a)(1)(F) of the Code.

4.4    Governing Law.   This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.